                               EXHIBIT 99(b)

















                       AUDITED FINANCIAL STATEMENTS


                      CHEMICAL FINANCIAL CORPORATION
                         1992 STOCK PURCHASE PLAN
                         FOR SUBSIDIARY DIRECTORS


                             DECEMBER 31, 1996

                       AUDITED FINANCIAL STATEMENTS


                      CHEMICAL FINANCIAL CORPORATION
                         1992 STOCK PURCHASE PLAN
                         FOR SUBSIDIARY DIRECTORS

                             DECEMBER 31, 1996



TABLE OF CONTENTS

Report of Independent Auditors . . . . . . . . . . . . . . . . . . . . . .2
Statement of Financial Condition . . . . . . . . . . . . . . . . . . . . .3
Statement of Income and Changes in Plan Equity . . . . . . . . . . . . . .4
Notes to Financial Statements. . . . . . . . . . . . . . . . . . . . . . .5


     All Schedules (Nos. I, II and III) for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are inapplicable and therefore have been omitted.




























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
                      REPORT OF INDEPENDENT AUDITORS




Plan Administrator
Chemical Financial Corporation
1992 Stock Purchase Plan for
Subsidiary Directors

     We have audited the accompanying statements of financial condition of the Chemical Financial Corporation 1992 Stock Purchase Plan for Subsidiary Directors as of December 31, 1996 and 1995 and the related statements of income and changes in plan equity for the years then ended. These financial statements are the responsibility of the Plan's administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the administrator, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Chemical Financial Corporation 1992 Stock Purchase Plan for Subsidiary Directors at December 31, 1996 and 1995, and the results of its operation and changes in its plan equity for the years then ended in conformity with generally accepted accounting principles.


s/ ERNST & YOUNG LLP
January 14, 1997












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
                      CHEMICAL FINANCIAL CORPORATION
                         1992 STOCK PURCHASE PLAN
                         FOR SUBSIDIARY DIRECTORS


                     STATEMENTS OF FINANCIAL CONDITION

                                                                       DECEMBER 31,
                                                                  1996              1995
                                                                --------          --------
ASSETS
Cash                                                            $  1,913          $  1,089
Common stock receivable of Chemical
     Financial Corporation, at market value - (7,372
     shares at a cost of $265,449 at December 31, 1996
     and 7,744 shares at a cost of $239,025 at
     December 31, 1995) - (Notes 1 and 2)                        291,194           293,156
                                                                --------          --------
Total assets                                                    $293,107          $294,245
                                                                ========          ========

LIABILITIES AND PLAN EQUITY
Plan equity (50 participants at December 31,
     1996 and 49 participants at December 31, 1995)             $293,107          $294,245
                                                                ========          ========




See accompanying notes.

                      CHEMICAL FINANCIAL CORPORATION
                         1992 STOCK PURCHASE PLAN
                         FOR SUBSIDIARY DIRECTORS


              STATEMENTS OF INCOME AND CHANGES IN PLAN EQUITY

                                                      YEARS ENDED DECEMBER 31
                                                      1996              1995
                                                    --------          --------
ADDITIONS
Participant contributions (Note 3)                  $263,650          $235,800
Dividend equivalents                                   2,965             2,944
Other income                                             848
                                                    --------          --------
                                                     267,463           238,744

DEDUCTIONS
Plan distributions                                   294,346           243,867
                                                    --------          --------
                                                     (26,883)           (5,123)
Net realized and unrealized appreciation
  in fair value of investments (Note 1):              25,745            54,131
                                                    --------          --------
Net (decrease) increase                               (1,138)           49,008
Plan equity at beginning of year                     294,245           245,237
                                                    --------          --------
Plan equity at end of year                          $293,107          $294,245
                                                    ========          ========



See accompanying notes.

                      CHEMICAL FINANCIAL CORPORATION
                         1992 STOCK PURCHASE PLAN
                         FOR SUBSIDIARY DIRECTORS


                       NOTES TO FINANCIAL STATEMENTS
                             DECEMBER 31, 1996


NOTE 1 - SUMMARY OF ACCOUNTING POLICIES
VALUATION OF COMMON STOCK RECEIVABLE

     Common stock receivable of Chemical Financial Corporation is recorded at the fair market value of the number of shares receivable at the end of the period. Market value is based on the closing bid price of the Corporation's stock at year end ($39.50 per share at December 31, 1996 and $37.86 per share at December 31, 1995).

     Unrealized appreciation or depreciation in the fair value of the underlying shares of common stock of Chemical Financial Corporation represents the change in the difference between aggregate fair value and the cost of the common stock receivable of Chemical Financial Corporation. The realized gain or loss in the fair value of the underlying shares of common stock of Chemical Financial Corporation is determined by computing the difference between the average cost per share and the market value per share on the distribution of the common stock of Chemical Financial Corporation to the participants as of the distribution date.

INCOME

     Dividend equivalents and fractional share interests are accrued on the Corporation's dividend or other record date.

CONTRIBUTIONS

     Contributions are accounted for on the accrual basis.

NOTE 2 - DESCRIPTION OF THE PLAN

     The Chemical Financial Corporation 1992 Stock Purchase Plan for Subsidiary Directors (the Plan) was implemented by Chemical Financial Corporation (the Corporation) on April 30, 1992. The Plan is designed to provide non-employee directors and advisory directors of the Corporation's subsidiaries, who are neither directors or employees of the Corporation, with a convenient method of acquiring Corporation stock.

                      CHEMICAL FINANCIAL CORPORATION
                         1992 STOCK PURCHASE PLAN
                         FOR SUBSIDIARY DIRECTORS


                       NOTES TO FINANCIAL STATEMENTS
                             DECEMBER 31, 1996


NOTE 2 - DESCRIPTION OF THE PLAN (continued)

     Subsidiary directors and advisory directors, who elect to participate in the Plan, may elect to contribute to the Plan fifty percent or one hundred percent of their director board fees and/or fifty percent or one hundred percent of their director committee fees, earned as directors or advisory directors of the Corporation's subsidiaries. Participant contributions to the Plan are made by the Corporation's subsidiaries on behalf of each electing participant. Amounts remitted to the Plan are credited to a separate cash account for each participant. As of the last day of each month, each participant's cash account is debited for the purchase of whole shares of the Corporation's stock and credited to a separate participant stock account. The stock purchased under the Plan during the calendar year is issued by the Corporation directly to the participants in the following calendar year, in the month of January. The Plan provides for dividend equivalents to be credited to each participant's cash account, as of the dividend record date of the Corporation's common stock. Dividend equivalents are calculated by multiplying the Corporation's dividend rate by the number of shares of common stock in each participant's stock account, as of the Corporation's dividend record date. The Plan also provides for an appropriate credit to each participant's stock account for stock dividends, stock splits or other distributions of the Corporation's common stock by the Corporation. Fractional shares calculated as a result of the above adjustments are converted to cash based on the market price of the Corporation's common stock, and are credited to each participant's cash account. Plan participants may terminate their participation in the Plan, at any time, by written notice of withdrawal to the Corporation. Participants will cease to be eligible to participate in the Plan when they cease to serve as directors or advisory directors of subsidiaries of the Corporation. Upon withdrawal from the Plan, each participant will receive the shares of common stock of the Corporation in their participant stock account and the cash in their participant cash account.

     The Corporation expects to maintain the Plan indefinitely, however it reserves the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment shall affect or diminish any participant's right to the benefit of contributions made by him/her prior to the date of such amendment or termination.

                      CHEMICAL FINANCIAL CORPORATION
                         1992 STOCK PURCHASE PLAN
                         FOR SUBSIDIARY DIRECTORS

                       NOTES TO FINANCIAL STATEMENTS
                             DECEMBER 31, 1996


NOTE 2 - DESCRIPTION OF THE PLAN (continued)

     The Plan provides that all expenses of the Plan and its administration shall be paid by Chemical Financial Corporation.

     The Plan is not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended. The Plan does not provide for income taxes because any income is taxable to the participants. Participants in the Plan must treat as taxable income the contributions made to the Plan by the Corporation's subsidiaries on their behalf. Dividend equivalents and any other cash credited to the participants' cash accounts are taxable to the participants for Federal and state income tax purposes in the year such dividend equivalent or cash is credited to the participant cash account. Upon disposition of the common stock of Chemical Financial Corporation purchased under the Plan, participants must treat any gain or loss as long-term or short-term capital gain or loss depending upon when such disposition occurs.

NOTE 3 - CONTRIBUTIONS

     Contributions by participating companies are as follows:

                                               YEARS ENDED DECEMBER 31
PARTICIPATING COMPANY                          1996               1995
---------------------                        --------           --------
Chemical Bank & Trust                        $ 73,025           $ 66,600
Chemical Bank Bay Area                         37,525             54,000
Chemical Bank Central                          22,050             20,500
Chemical Bank Thumb Area                       21,200                600
Chemical Bank Michigan                         31,750             22,650
Chemical Bank Montcalm                         19,500             17,100
Chemical Bank North                             4,650              4,200
Chemical Bank South                            19,425             16,600
Chemical Bank West                              8,625              8,800





                                       7

Chemical Bank Key State                        20,400             12,950
CFC Data Corp                                   5,500             11,800
                                             --------           --------

                  Total Contributions        $263,650           $235,800
                                             ========           ========











































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